Exhibit 99.1

February 19, 2008
FOR IMMEDIATE RELEASE

JUPITER TELECOMMUNICATIONS ANNOUNCES

JANUARY 2008 SUBSCRIBER FIGURES

Tokyo, Japan — Jupiter Telecommunications Co., Ltd. (JASDAQ: 4817), the largest multiple system operator (MSO) in Japan based on the number of customers served, has announced that the total subscribing households as of January 31, 2008 served by J:COM’s 20*(1) managed franchises reached approximately 2.81 million, up 175,100, or 6.7% since January 31, 2007. Combined revenue generating units (RGUs) for cable television, high-speed Internet access and telephony services reached 4.95 million, up 415,000 or 9.1% since January 31, 2007. The bundle ratio (average number of services received per subscribing household) increased to 1.77 as of January 31, 2008 from 1.73 since January 31, 2007. The cable television digital migration rate as of January 31, 2008 increased to 68% from 52% as of January 31, 2007.

*(1) The figure includes Kyoto Cable Communications Co., Ltd. (KCC), which became a managed franchise at the end of November 2007 and a consolidated subsidiary on January 31, 2008. In addition, on January 1, 2008, we merged three of our franchises: J:COM Kansai, Cable West Inc. and Hokusetsu Cable Net to form J:COM West. As the result, the total managed franchises became 20 franchises and 42 systems. KCC had 25,600 subscribing households, 30,400 RGU total, 20,300 cable television RGU’s, of which 11,200 are digital RGU’s, and 10,100 high-speed Internet access RGU’s (as of January 31, 2008), which are included in both tables below.

Details are provided in the table below:

Year-Over-Year Subscribing Household Comparisons: (Rounded to the nearest hundred)

	Revenue Generating Units					Total
	Cable Television		High-Speed Internet Access	Telephony	RGU Total	Subscribing Households
As of January 31, 2008	2,297,900		1,271,400	1,385,200	4,954,500	2,805,000
	Digital:	1,563,700
As of January 31, 2007	2,196,000		1,155,000	1,188,500	4,539,500	2,629,900

Net year-over-year increase	101,900		116,400	196,700	415,000	175,100
Net increase as percentage	4.6%		10.1%	16.6%	9.1%	6.7%

Results for J:COM’s consolidated subsidiaries are noted below:

Total consolidated subsidiaries:  19 franchises; 41 systems:

	Revenue Generating Units					Total
	Cable Television		High-Speed Internet Access	Telephony	RGU Total	Subscribing Households
As of January 31, 2008	2,211,400		1,228,500	1,326,600	4,766,500	2,691,900
	Digital:	1,509,800
As of January 31, 2007	2,109,600		1,114,500	1,134,300	4,358,400	2,520,000

Net year-over-year increase	101,800		114,000	192,300	408,100	171,900
Net increase as percentage	4.8%		10.2%	17.0%	9.4%	6.8%

About Jupiter Telecommunications Co.,Ltd.
Established in 1995, Jupiter Telecommunications Co., Ltd. is Japan’s largest multiple system operator (MSO or J:COM Company) and multiple channel operator (MCO or  Jupiter TV Company). J:COM Company provides cable television, high-speed Internet access, telephony and mobile services to customers through 20 managed franchises (as of January 31, 2008) operating at the local level serving approximately 2.81 million subscribing households (as of January 31, 2008) in the Sapporo, Kanto, Kansai, and Kyushu regions. The number of serviceable households or “homes passed” in J:COM franchise areas is approximately 10.30 million. Jupiter TV Company, formerly Jupiter TV Co., Ltd., invests in and operates 17 premium channels which are provided to CATV, satellite and telecom operators. Jupiter Telecommunication’s principal shareholder is LGI/Sumisho Super Media and is a public company, trading on the JASDAQ stock exchange under code No. 4817. For more information (available in English and Japanese), visit J:COM’s website at http://www.jcom.co.jp/english.html

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Certain statements in this news release may constitute “forward-looking statements,” which involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Jupiter Telecommunications Co., Ltd. and any of its subsidiaries to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.